Exhibit 10.1

ACCURIDE CORPORATION

CASH AWARD AGREEMENT

ACCURIDE CORPORATION 2005 INCENTIVE AWARD PLAN

Name:	Grant: Cash Award of $
Address:

Grant Date:
Employee Identification Number:

Signature:

Effective on the Grant Date, you have been granted a cash award which entitles you to receive $      ]”) (the “Cash Award”) from Accuride Corporation (the “Company”) or your employing Subsidiary, subject to the provisions of this Agreement and the provisions of the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).

The Cash Award will vest and become payable as follows:

•                  10% of the Cash Award will vest on December 1st of year of the Grant Date;

•                  An additional 20% of the Cash Award will vest on the next successive December 1st;

•                  An additional 30% of the Cash Award will vest on the next successive December 1st; and

•                  The final 40% of the Cash Award will vest on the next successive December 1st.

•                  Any Cash Award that has not yet vested will automatically vest and become payable upon a Change of Control, or your death.

In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to vest and be paid any unpaid portion of the Cash Award will terminate and be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

The vested portion of the Cash Award, less any legally required and voluntarily elected withholdings, shall be paid as part of the next regularly scheduled payroll following vesting.

The right to payment under the Cash Award or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.  Any portion of the Cash Award that becomes payable upon death, shall be paid pursuant to the laws of descent and distribution.

If you engage in any “Prohibited Activity,” any unvested Cash Award will be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received payment of any portion of the Cash Award you must pay to the Company the full amount of all amounts of the Cash Award previously received.

For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•                  The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

•                  The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

•                  The violation of any provision included in any agreement entered into between you and the Company, pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

•                  If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.

The Company will deduct and withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld from payment of the Cash Award.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Cash Award is granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  This Cash Award is a one-time benefit and does not create any contractual or other right to receive future Cash Awards or benefits in lieu of future Cash Awards.  Future Cash Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the amount subject to the Cash Award and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its:

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